EXHIBIT 10.1

AMENDMENT NUMBER TWO TO CREDIT AGREEMENT AND CONSENT

This AMENDMENT NUMBER TWO TO CREDIT AGREEMENT AND CONSENT (this “Second Amendment”) is entered into as of September 9, 2005, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”; and together with the Lenders, the “Lender Group”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of November 15, 2004, as amended by that certain Amendment Number One to Credit Agreement and Waiver, dated as of April 15, 2005 (as so amended, and as further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers desire to engage in a sale and leaseback transaction and use the Net Cash Proceeds of such sale and leaseback transaction first to prepay the Term Loan B (until paid in full) and thereafter to prepay the Term Loan A;

WHEREAS, Borrowers have requested that the Lender Group consent to the such transaction and prepayment of the Term Loan B and agree to amend the Credit Agreement, all as set forth herein; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to consent to the foregoing and to make the amendments requested by Borrowers, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. Consent and Agreement; Prepayment Fees.

(a) Effective as of the Second Amendment Effective Date, and subject to the terms and conditions set forth herein:

(i)	the Agent and each Lender hereby consent to the sale (and leaseback) of the CRIC Sale and Leaseback Properties pursuant to a Permitted CRIC Sale and Leaseback,

(ii)	in the event an Existing Mortgage of any CRIC Sale and Leaseback Property being sold pursuant to a Permitted CRIC Sale and Leaseback is to be replaced by a New Mortgage on the applicable Borrower’s leasehold interest in such Real Property, as contemplated by the definition of Permitted CRIC Sale and Leaseback, the Agent hereby agrees to release such Existing Mortgage on the date of consummation of such Permitted CRIC Sale and Leaseback (provided, however, that any such release shall be without any recourse, representation, or warranty whatsoever, shall not extend to the proceeds of the sale of such CRIC Sale and Leaseback Property, and shall be subject to delivery of the relevant New Mortgage and other items contemplated in the definition of Permitted CRIC Sale and Leaseback so as to provide a perfected first priority Lien (subject to Permitted Liens) in favor of Agent for the benefit of the Lender Group in such Borrower’s leasehold interest in such CRIC Sale and Leaseback Property following the consummation of such sale and leaseback transaction), and each Lender hereby consents to such release,

(iii)	in the event an Existing Mortgage of any CRIC Sale and Leaseback Property being sold pursuant to a Permitted CRIC Sale and Leaseback is to be amended in order to subject thereto, in lieu of the applicable Borrower’s fee interest in such Real Property, such Borrower’s leasehold interest in such Real Property, as contemplated by the definition of Permitted CRIC Sale and Leaseback, the Agent hereby agrees to execute such amendment on the date of consummation of such Permitted CRIC Sale and Leaseback (provided, however, that such substitution of interests shall be without any recourse, representation, or warranty whatsoever, shall not release the proceeds of the sale of such CRIC Sale and Leaseback Property, and shall be subject to delivery of the relevant amendment and other items contemplated in the definition of Permitted CRIC Sale and Leaseback so as to provide a perfected first priority Lien (subject to Permitted Liens) in favor of Agent for the benefit of the Lender Group in such Borrower’s leasehold interest in such CRIC Sale and Leaseback Property following the consummation of such sale and leaseback transaction), and each Lender hereby consents to such amendment,

(iv)	the Agent and each Lender hereby consent to the application of the Net Cash Proceeds of any Permitted CRIC Sale and Leaseback to the prepayment of the Term Loan B (together with any accrued and unpaid interest thereon and any prepayment premium thereon payable pursuant to the Fee Letter) in full prior to application thereof to the Term Loan A (as set forth in Section 2.4(c) of the Credit Agreement as amended hereby), and

(v)	the Agent and each Lender hereby agree that Administrative Borrower may cease providing to Agent and Term Loan B Representative a weekly report setting forth Borrowers’ efforts in obtaining the Collateral Access Agreements, as required under Section 3.3(e) of the Credit Agreement; provided, however, that Borrowers shall continue to use commercially reasonable efforts to deliver to Agent Collateral Access Agreements with respect to all of the premises listed on Schedule R-2.

(b) For purposes of Section 5(d) of the Fee Letter only, and notwithstanding any provisions in this Amendment, the Fee Letter or any other Loan Document to the contrary, the prepayment of the Term Loan B with the proceeds of the Permitted CRIC Sale and Leaseback shall be deemed a mandatory prepayment for which the Applicable Mandatory Prepayment Premium shall be payable on the date of such prepayment (to the same extent as though such mandatory prepayment of the Term Loan B had been required pursuant to the terms of Section 2.4(c)(ii)(C) of the Credit Agreement).

(c) the Agent and each Lender hereby agree that Borrowers may cease using commercially reasonable efforts, under Sections 3.3(b) and (e) of the Credit Agreement, to deliver to Agent those instruments and agreements described in said Sections.

3. Amendments to Credit Agreement.

(a) Section 2.4(c)(ii)(A) of the Credit Agreement is hereby amended by adding the following at the end of the proviso to the first sentence thereof:

“; provided, further, that notwithstanding the foregoing, Borrower shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds (less the amount thereof, if any, used for payment of the Second Amendment Fees and Expenses) of any permitted sale of the CRIC Sale and Leaseback Properties (pursuant to the Permitted CRIC Sale and Leaseback) immediately upon such sale, it being understood that, for purposes of determining the amount of such Net Cash Proceeds from such sale to be applied to the Obligations pursuant to Section 2.4(d) and the definition of Permitted CRIC Sale and Leaseback, such Net Cash Proceeds to be so applied shall be determined after taking into account (and, without duplication, be reduced by) the amount of the Second Amendment Fees and Expenses paid pursuant to the Second Amendment.”

(b) Section 2.4(d) of the Credit Agreement is hereby deleted and amended and restated in its entirety as follows:

“(d) Application of Mandatory Payments. Each prepayment pursuant to Section 2.4(c)(ii) shall, (i) so long as no Event of Default shall have occurred and be continuing, be applied (x) first, with respect to Net Cash Proceeds of the Permitted CRIC Sale and Leaseback only, to the outstanding principal amount of the Term Loan B (together with any accrued and unpaid interest thereon and any prepayment premium payable with respect thereto), until paid in full (it being understood that as to all prepayments pursuant to

Section 2.4(c)(ii) other than from Net Cash Proceeds of such Permitted CRIC Sale and Leaseback, such prepayment shall not be so applied to the Term Loan B or to any prepayment premium thereon under this clause first), second, to the outstanding principal amount of the Term Loan A, until paid in full, third, to the outstanding principal amount of the Advances with a concurrent permanent reduction in the Maximum Revolver Amount, until the Maximum Revolver Amount is reduced to $10,000,000, fourth, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, fifth, to the outstanding principal amount of the Term Loan B (to the extent not having been paid in full pursuant to clause first above), until paid in full, and sixth, to the remaining principal amount of the Advances, until paid in full, and (ii) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i). Each such reduction of the Maximum Revolver Amount shall reduce the Revolver Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof. Each such prepayment of the Term Loan A shall be applied against the remaining installments of principal of the Term Loan A (if any) in the inverse order of maturity.

(c) Section 2.6(a)(i) and (ii) of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(i) if the relevant Obligation is an Advance, at a per annum rate equal to the Base Rate plus 2.50 percentage points, (ii) if the relevant Obligation is the Term Loan A, at a per annum rate equal to the Base Rate plus 2.50 percentage points,”

(d) Section 6.16(a)(i) of the Credit Agreement is hereby amended by deleting the table set forth therein and replacing it with the following:

Applicable Amount	Applicable Period
$1,900,000	the 3 month period ending March 27, 2005
$4,700,000	the 6 month period ending June 26, 2005
$5,900,000	the 9 month period ending September 25, 2005
$10,300,000	the 12 month period ending December 25, 2005
$10,600,000	the 12 month period ending March 26, 2006
$10,800,000	the 12 month period ending June 25, 2006
$11,200,000	the 12 month period ending September 24, 2006
$12,400,000	the 12 month period ending December 31, 2006
$12,700,000	the 12 month period ending April 1, 2007
$12,900,000	the 12 month period ending July 1, 2007
$13,300,000	the 12 month period ending September 30, 2007
$14,500,000	the 12 month period ending December 30, 2007
$17,800,000	the 12 month period ending March 30, 2008
$18,200,000	the 12 month period ending June 29, 2008
$18,800,000	the 12 month period ending September 28, 2008
$18,600,000	the 12 month period ending December 28, 2008

(e) Schedule 1.1 to the Credit Agreement is hereby amended by adding the following defined terms in alphabetical order or amending and restating the following definitions in their entirety, as the case may be:

““Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) (A) the product of the EBITDA Multiplier on such date times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, minus (B) $20,000,000 less the Net Cash Proceeds of the Permitted CRIC Sale and Leaseback applied to prepay the principal amount of the Term Loans pursuant to Section 2.4(d), and

(ii) (A) 35% of the most recently determined Enterprise Value, minus (B) $20,000,000 less the Net Cash Proceeds of the Permitted CRIC Sale and Leaseback applied to prepay the principal amount of the Term Loans pursuant to Section 2.4(d);

minus

(b) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

““CRIC Sale and Leaseback Property(ies)” means the Real Property located at each of: (i) 16091 North Arrowhead, Peoria, Arizona, 85382; (ii) 1351 South Orlando Avenue, Maitland, Florida, 32751; (iii) 11105 Causeway Boulevard, Brandon, Florida, 33511; (iv) 2335 Mansell Road, Alpharetta, Georgia, 30022; (v) 15350 South 94th Avenue, Orland Park, Illinois, 60462; (vi) 659 U.S. 31 North, Greenwood, Indiana, 46142; (vii) 12575 Hall Road, Utica, Michigan, 48317; and (viii) 6600 Robinson Centre Drive, Pittsburgh, Pennsylvania, 15205.”

““EBITDA” means, with respect to any fiscal period, in each case as determined in accordance with GAAP, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income for such period, plus:

(a) interest expense, income taxes, depreciation and amortization, and Restaurant Pre-Opening Expenses for such period;

(b) for the fourth fiscal quarter of fiscal year 2004 only: (i) lease termination charges in an aggregate amount not to exceed $759,000 related to the Charlotte, NC and Jenkintown, PA Restaurants, (ii) non-cash early termination of debt charges in an aggregate amount not to exceed $1,724,000 incurred in connection with transactions contemplated by the Agreement, (iii) charges related to acceleration of a consulting fee owed to the previous owner of the Vinny T’s of Boston Restaurants in an aggregate amount not to exceed $300,000, (iv) transition expenses associated with the hiring of executive officers in an aggregate amount not to exceed $300,000, (v) costs and expenses (including legal fees and disbursements) incurred in connection with the settlement of a sexual harassment claim in an aggregate amount not to exceed $182,000, and (vi) costs and expenses (including legal fees and disbursements) incurred in connection with the Class Action Lawsuit in an aggregate amount not to exceed $1,800,000;

(c) for the month of December in fiscal year 2004 only: (i) non-cash asset impairment charges in an aggregate amount not to exceed $22,200,000 (consisting of (A) $11,800,000 related to Vinny T’s of Boston Restaurants, (B) $135,000 related to obsolete CD and warehouse inventory, (C) $9,724,000 related to other Restaurants (Tampa, Kansas City-Plaza, Dallas-Park Lane, Wynnewood, Denver, Natick, Chicago-Clark Street, Des Moines

and Houston-Buffalo Speedway), and (D) $541,000 related to new Restaurant sites (Lakewood, Southhills, Fresno, Rancho Mirage, Atlantic Station, Charlotte, Deerfield and Springfield)), (ii) compensation expenses associated with stock options issued to consultants in 2004 in an aggregate amount not to exceed $4,100, and (iii) non-cash deferred rent expense in an aggregate amount not to exceed $45,000;

(d) for fiscal year 2005 only: (i) non-cash asset impairment charges related to the Long Beach, CA Restaurant in an aggregate amount not to exceed $400,000, (ii) non-cash expenses that might be incurred in the event that the First Amendment or the Second Amendment triggers extinguishment accounting for the Borrowers in accordance with the proper application of GAAP, (iii) charges for amendment or waiver fees paid to any member of the Lender Group in connection with the First Amendment and for the payment or reimbursement of any costs or expenses incurred by any member of the Lender Group or the Borrowers in connection with the First Amendment (the “First Amendment Fees and Expenses”), (v) the prepayment premium associated with the prepayment of Term Loan B, and (iv) additional costs of D&O insurance above the original budgeted amount of $450,000 per year, in an amount not to exceed $62,500 per month (the “D&O Costs”);

(e) for the months of April 2005 through and including February 2006 only, fees, in an amount not to exceed $130,000 per month, paid to the holders of the common Stock of the Parent purchased under that certain Securities Purchase Agreement dated as of February 24, 2004 among the Parent and the investors named therein for each month that such holders are not permitted to sell that Stock pursuant to an effective registration statement (the “Common Stock Penalty”);

(f) for fiscal year 2005 through and including fiscal year 2006 only, legal fees and disbursements incurred in connection with any of the Investigations, charges relating to the reimbursement of witnesses in any of the Investigations, and fees and disbursements of forensic accountants retained by the Borrowers in connection with any of the Investigations, in an aggregate amount not to exceed $3,000,000 (the “Investigations Expenses”);

(g) for any fiscal year after fiscal year 2004 through and including fiscal year 2006, charges not to exceed $1,000,000 (inclusive of legal fees and disbursements) in the aggregate for amounts, if any, in excess of the remaining reserve therefor paid during such period under the settlement of the Class Action Lawsuit; and

(h) any non-cash asset impairments related to FASB 144 impairment analysis of assets (to the extent having been deducted in the calculation of net earnings (loss) for such period); provided that any reversal (or reimbursement) of charges set forth in the foregoing clauses (b) through (h) shall not be included in (and, as applicable, subtracted from) EBITDA.”

““EBITDA Multiplier” means (a) as of any date of determination before June 25, 2006, an amount equal to 1.50, and (b) as of any date of determination on or after June 25, 2006, an amount equal to 1.0.”

““Excess Cash Flow” means, as of any date of determination, the result of (i) EBITDA for the immediately preceding fiscal year, less (ii) the sum of (A) interest payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder, (B) all principal payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments), (C) Capital Expenditures made in cash during such period, (D) payments of taxes made in cash during such period, (E) Restaurant Pre-Opening Expenses paid in cash during such period, (F) cash amounts paid during such period in respect of repurchases of the common Stock of the Parent in connection with the Parent’s Paisano Partner Program, (G) for any fiscal year after fiscal year 2004 through and including fiscal year 2006 only, amounts, not to exceed $2,800,000 (inclusive of legal fees and disbursements) in the aggregate, paid in cash during such period under the settlement of the Class Action Lawsuit, (H) for fiscal year 2005 through and including fiscal year 2006 only, amounts, not to exceed $3,000,000 in the aggregate, paid in cash during such period in respect of any Investigations Expenses, (I) in the case of fiscal year 2005 only, (x) amounts paid in cash during such period in respect of the First Amendment Fees and Expenses, (y) amounts, not to exceed $62,500 per month, paid in cash during such period in respect of the D&O Costs, and (z) the prepayment premium associated with the prepayment of Term Loan B, and (J) for fiscal years 2005 and 2006 only, amounts, not to exceed $130,000 per month, paid in cash during the period from April 2005 through and including February 2006 in respect of the Common Stock Penalty.”

““Existing Mortgage” has the meaning set forth in the definition of Permitted CRIC Sale and Leaseback.”

““Investigations” means (a) the Investigations under and as defined in that certain letter agreement dated as of April 15, 2005 executed by the Lender Group in favor of the Borrowers, (b) the civil action filed by the Parent against certain of its former officers in July 2005 in the Hennepin County District Court, State of Minnesota, (c) the derivative actions filed by shareholders of the Parent against the Parent’s current directors and certain former officers of the Parent, and against the Parent as a nominal defendant, in April 2005 in the Hennenpin County District Court, State of Minnesota, which actions have been consolidated under the title In re Buca, Inc. Shareholder Derivative Litigation, (d) the civil actions under the federal securities laws filed by shareholders of the Parent against the Parent and certain of its former officers in August 2005 and September 2005 respectively in the United States District Court for the District of Minnesota under the titles West Palm Beach Police Pension Fund v. BUCA, Inc., et al and David R. Mueller v. BUCA, Inc., et al, and (e) any further investigations, actions, suits or proceedings based on any of the facts or circumstances giving rise to any of the other Investigations referenced in (a) through (d) above.

““New Mortgage” has the meaning set forth in the definition of Permitted CRIC Sale and Leaseback.”

““Permitted CRIC Sale and Leaseback” means the sale and leaseback by Borrowers of the CRIC Sale and Leaseback Properties (including the improvements thereto), so long as:

(a) no Default or Event of Default shall have occurred or be continuing at the time of such sale and leaseback or shall result from the consummation of such sale and leaseback;

(b) the Net Cash Proceeds of such sale and leaseback, in an aggregate amount not less than $17,298,162.01, are paid to or for the account of Borrowers (and remitted to Agent, for the benefit of the Lenders, for application as a prepayment of the outstanding Obligations in accordance with Section 2.4(d)) on the Second Amendment Effective Date;

(c) Borrowers shall have delivered to Agent a copy of the executed deeds and leases, and any other material purchase and sale documents, if any, together with all exhibits and schedules thereto, pursuant to which such sale and leaseback transaction is to be made, certified as being true, correct, and complete by an officer of Administrative Borrower, and all other material agreements or documents entered into or executed in connection with such agreement, and, in each case, the same shall be in form and substance satisfactory to Agent in its Permitted Discretion;

(d) such sale and leaseback transaction shall have been consummated in accordance with the documents having been delivered pursuant to clause (c) above;

(e) Agent shall have received a fully executed direction letter in form and substance satisfactory to Agent in its Permitted Discretion pursuant to which the Net Cash Proceeds of the sale of the CRIC Sale and Leaseback Properties are remitted directly to Agent for application to the Obligations; and

(f) with respect to each CRIC Sale and Leaseback Property Agent shall have received (i) either (A) a new Mortgage with respect to the applicable Borrower’s leasehold interest in such Real Property (a “New Mortgage”), duly executed by such Borrower creating and perfecting a valid and enforceable first priority lien (subject to Permitted Liens) on such Real Property, or (B) an amendment (in form and substance satisfactory to Agent) to the existing Mortgage of such Real Property (the “Existing Mortgage”) subjecting thereto, in lieu of an applicable Borrower’s fee interest in such Real Property, such Borrower’s leasehold interest in such Real Property, duly executed by such Borrower creating and perfecting a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest and all of such Borrower’s personal property (other than the Excluded Assets) on such property, (ii) mortgagee title insurance policy (or a marked commitment to issue the same) for each New Mortgage or amended Existing Mortgage referred to in the foregoing clause (i) (as the case may be), issued by First American Title Insurance Company or another title insurance company satisfactory to Agent in its Permitted Discretion, in an amount set forth in respect of such CRIC Sale and Leaseback Properties on Schedule P-4 attached hereto or otherwise satisfactory to Agent in its Permitted Discretion, assuring Agent that such New Mortgage or such amended Existing Mortgage is a valid and enforceable first priority mortgage Lien (subject to Permitted Liens) on such Borrower’s leasehold interest in such Real Property (free and clear of all defects and encumbrances except Permitted Liens), and is otherwise in form and substance reasonably satisfactory to Agent, and (iii) a Collateral Access Agreement, which shall include an acknowledgement of the leasehold mortgage interest of the Agent and entitlement of the Agent to the leasehold mortgagee protection provisions set forth in the lease for such CRIC Sale and Leaseback Property, duly executed by the landlord of such CRIC Sale and Leaseback Property.”

““Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, surplus, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales or other dispositions of assets by any Subsidiary of Parent to Parent or any other Subsidiary of Parent (other than a Texas Subsidiary) which is a Borrower or Guarantor and sales or other dispositions of assets by any Texas Subsidiary to any other Texas Subsidiary or, with the consent of the Required Lenders (which consent shall not be unreasonably withheld) by Parent or any other Subsidiary of Parent to any Texas Subsidiary, (f) dispositions to plan participants in the KESOP (or their dependents or permitted transferees), upon the exercise of options granted under the KESOP, of (i) Investments made by Parent prior to the Closing Date to hedge its obligations under the KESOP or options granted under the KESOP or (ii) Investments made by Parent after the Closing Date that are permitted under clause (e) of the definition of Permitted Investments, (g) dispositions of Investments made by Parent prior to the Closing Date to hedge its obligations under the KESOP or options granted under the KESOP, provided that the proceeds of such dispositions are used by the Parent to make Investments permitted under clause (e) of the definition of Permitted Investments, (h) so long as no Default or Event of Default has occurred and is continuing, the sale or other disposition of the parcel of Real Property owned as of the Closing Date and located in Tuscany, Italy for at least $300,000, (i) Permitted Sale and Leasebacks, (j) the Permitted CRIC Sale and Leaseback, (k) so long as no Default or Event of Default has occurred and is continuing, the sale or other disposition of Equipment or Inventory so long as the aggregate net book value of all such sales or other dispositions does not exceed $100,000 during the term of the Agreement, and (l) the sale or other disposition of the lease of the Charlotte-University site.”

““Permitted Purchase Money Indebtedness” means, as of any date of determination, (i) Capitalized Lease Obligations incurred under any lease pursuant to which a Permitted CRIC Sale and Leaseback has been made, and (ii) other Purchase Money

Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.”

““Second Amendment” means that certain Amendment Number Two to Credit Agreement and Consent dated as of September 9, 2005 entered into by and among the Lenders, the Agent and the Borrowers.”

““Second Amendment Effective Date” has the meaning ascribed to such term in the Second Amendment.”

“Second Amendment Fees and Expenses” means all charges for amendment or waiver fees paid to any member of the Lender Group in connection with the Second Amendment and for payment or reimbursement of any costs or expenses incurred by any member of the Lender Group or the Borrowers in connection with the Second Amendment.”

(f) The Credit Agreement hereby is amended by (i) adding as Schedule P-4 thereto the corresponding Schedule attached hereto, and (ii) removing Schedule R-1 (Real Property Collateral) and Schedule 4.10 (Litigation) to the Credit Agreement and replacing them in their entirety with the corresponding Schedules attached hereto.

4. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Second Amendment (the date of such effectiveness being herein called the “Second Amendment Effective Date”) and each and every provision hereof:

(a) Agent shall have received this Second Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) Agent shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by each Guarantor.

(c) Borrowers shall have paid to Agent, for WFF’s sole and separate account, an amendment fee of $75,000 (the “Second Amendment Fee”), which Second Amendment Fee shall be fully earned (and non-refundable) and paid in full by charging such fee to Borrowers’ Loan Account on the Second Amendment Effective Date (or, to the extent the cash proceeds of the Permitted CRIC Sale and Leaseback are received by Agent on the Second Amendment Effective Date, at the option of Agent, such fee may be paid from such cash proceeds).

(d) On the Second Amendment Effective Date, Borrowers shall have consummated the Permitted CRIC Sale and Leaseback and Agent, for the benefit of the Term Loan B Lenders, shall have received proceeds in an amount sufficient to prepay the Term Loan B in full pursuant to Section 2.4 of the Credit Agreement as amended hereby (together with accrued and unpaid interest thereon and the Applicable Mandatory Prepayment Premium required pursuant to the Fee Letter and Section 2(b) hereof), it being understood that in the event that such proceeds are not received in an amount sufficient to prepay the Term Loan B in full, the consent of the Agent and each Lender to the Permitted CRIC Sale and Leaseback set forth in Section 2 hereof shall be null and void.

(e) The representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(f) No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(g) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force as of the date hereof and the Second Amendment Effective Date by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

5. Limitation. Except as expressly amended, modified or waived under Sections 2 and 3 above, all of the representations, warranties, terms, covenants and conditions under or of the Credit Agreement and any other Loan Document shall remain unwaived or unmodified by the terms hereof and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The consent set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term, provision or Default or Event of Default under the Credit Agreement or of any term of any other Loan Document, instrument or agreement referred to therein or herein or of any further or, except as expressly set forth herein, future transaction or action on the part of Borrowers that would require the consent of the Agents and Lenders under the Credit Agreement or any other Loan Document.

6. Release. Each Borrower hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower ever had, or now has against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

7. Costs and Expenses. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of each member of the Lender Group (including, without limitation, the reasonable fees and disbursements of Empire Valuation Consultants and outside counsel to each member of the Lender Group) in connection with the preparation, execution and delivery of this Second Amendment and all agreements (including New Mortgages and amendments to Existing Mortgages) and documents executed in connection herewith (such agreements and documents, together with the Second Amendment, collectively the “Second Amendment Documents”) and the review of all documents incidental thereto.

8. Representations and Warranties. Each Borrower represents and warrants to the Lender Group that (a) the execution, delivery, and performance of this Second Amendment and the other Second Amendment Documents, and of the Credit Agreement, as amended hereby and thereby, (i) are within its corporate or limited partnership powers, (ii) have been duly authorized by all necessary corporate or limited partnership action on its part, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority binding on it, or of the terms of its Governing Documents, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) each of this Second Amendment, each other Second Amendment Document, and the Credit Agreement, as amended hereby and thereby, are legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally); and (c) no Default or Event of Default has occurred and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied or as of the Second Amendment Effective Date.

9. Choice of Law. The validity of this Second Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

10. Counterpart Execution. This Second Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Second Amendment by signing any such counterpart. Delivery of an executed counterpart of this Second Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Second Amendment. Any party delivering an executed counterpart of this Second Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

11. Effect on Loan Documents.

(a) The Credit Agreement and each of the other Loan Documents, as amended, modified or waived hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Second Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b) Upon and after the effectiveness of this Second Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Second Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Second Amendment is a Loan Document.

12. Entire Agreement. This Second Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Second Amendment as of the date first above written.

BUCA, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	General Counsel and Secretary

BUCA RESTAURANTS, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA TEXAS RESTAURANTS, L.P. a Texas limited partnership

By:	Buca Restaurants, Inc., its general partner

	By:	/s/ Richard G. Erstad
	Title:	Secretary

BUCA RESTAURANTS 3, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA (KANSAS), INC. a Kansas corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA RESTAURANTS 2, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA (MINNEAPOLIS), INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

WELLS FARGO FOOTHILL, INC. a California corporation, as Agent and as a Lender

By:	/s/ Dena Seki
Title:	Vice President

ABLECO FINANCE LLC a Delaware limited liability company, as a Lender, on behalf of itself and its affiliate assigns

By:	/s/ [Unintelligible]
Title:	Senior Vice President